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                                                                     EXHIBIT 4.1

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                          THIRD SUPPLEMENTAL INDENTURE

                          Dated as of November 14, 2007

                                       to

                                    INDENTURE

                            Dated as of June 19, 2003

                                      among

                                  TENNECO INC.,
                                   as Issuer,

                      CERTAIN SUBSIDIARIES OF THE ISSUER.,
                                 as Guarantors,

                                       and

                         U.S. BANK NATIONAL ASSOCIATION
                                   as Trustee

                                   ----------

                    Providing for Amendments to the Indenture

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     THIRD SUPPLEMENTAL INDENTURE, dated as of November 14, 2007, among TENNECO
INC., a Delaware corporation (hereinafter, the "Company"), as issuer, such subsidiaries of the Company as shall from time to time execute a Subsidiary Guarantee (as defined) (collectively, the "Guarantors"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (as successor in interest to Wachovia Bank, National Association) (the "Trustee").

     WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered the Indenture, dated as of June 19, 2003 (as supplemented by the First Supplemental Indenture, dated December 12, 2003 and the Second Supplemental Indenture, dated October 28, 2005, the "Indenture"), in relation to the issuance of $475,000,000 aggregate principal amount of the Company's 10 1/4% Senior Secured Notes due 2013 (the "Securities");

     WHEREAS, the Company desires to amend certain provisions of the Indenture as set forth herein (together, the "Amendments");

     WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee together, with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Securities (the "Requisite Consents"), may amend or supplement the Indenture without notice to or consent of any other Security holder (together, the "Holders");

     WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement dated November 1, 2007 (the "Statement"), the Company solicited and received the Requisite Consents;

     WHEREAS, the Company, the Guarantors and the Holders desire to supplement the Indenture to reflect the Amendments.

     NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt of which is hereby acknowledged, each party hereby agrees, for the equal and ratable benefit of each of the Holders, as follows:

                                    SECTION 1

                                   DEFINITIONS

     Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Indenture. The words "herein," "hereof," and "hereby" and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section thereof.

                                    SECTION 2

                             OPERATION OF AMENDMENTS

     Upon the execution and delivery of this Third Supplemental Indenture by the Company, the Guarantors and the Trustee, this Third Supplemental Indenture will become effective but


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Section 3 of this Third Supplemental Indenture will not become operative unless and until the date and time that the Securities of the Holders who have given the Requisite Consents are accepted for payment pursuant to the Statement, subject to pro rata reduction in the event of oversubscription as described in the Statement (the "Acceptance Date"). As of the Acceptance Date, the Indenture shall be amended and supplemented in accordance herewith, and this Third Supplemental Indenture shall be a part of the terms and conditions of the Indenture for any and all purposes, and the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in the case of conflict, this Third Supplemental Indenture will control. Every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, as amended and supplemented.

                                    SECTION 3

                           AMENDMENTS TO THE INDENTURE

Section 3.1. Amendments to Section 1.01 of the Indenture.

     (a) The definition for "Cash Equivalents" is amended to read in its entirety as follows:

     "Cash Equivalents" means

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) demand and time deposit accounts, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;


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          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
     (5) above; and

          (7) solely in respect of the ordinary course cash management activities of the Foreign Restricted Subsidiaries, equivalents of the investments described in clause (1) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Restricted Subsidiary operates and equivalents of the investments described in clause (4) above issued, accepted or offered by any commercial bank organized under the laws of a member state of the European Union or the jurisdiction of organization of the applicable Foreign Restricted Subsidiary having at the date of acquisition thereof combined capital and surplus of not less than $250 million.

     (b) The definition of "Combined Net Income" is amended to read in its entirety as follows:

     "Combined Net Income" means, with respect to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries), for any period, the aggregate net income (or loss) of the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) for such period as determined on a combined basis in accordance with GAAP; provided that there shall be excluded therefrom;

          (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2) extraordinary or non-recurring gains or losses (determined on an after-tax basis);

          (3) any non-cash compensation expense incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

          (4) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Restricted Subsidiaries that are not Guarantors (and are not Finance Subsidiaries or Accounts Receivable Entities that are Domestic Restricted Subsidiaries) by such Person;

          (5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Combined Net Income accrued at any time following the Issue Date;

          (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

          (7) write downs resulting from the impairment of intangible assets;


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          (8) the amount of amortization or write-off deferred financing costs and debt issuance costs of the Company and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

          (9) any restructuring charges incurred pursuant to any Genesis Project or any related project disclosed as such in the Company's audited financial statements prepared in accordance with GAAP, together with any related provision for taxes, in an aggregate amount since November 19, 2004 not to exceed $50.0 million.

     (c) The definition of "Consolidated Net Income" is amended to read in its entirety as follows:

     "Consolidated Net Income" means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

          (1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

          (2) extraordinary or non-recurring gains or losses (determined on an after-tax basis);

          (3) any non-cash compensation expense incurred for grants and issuances of stock appreciation or similar rights, stock options, restricted shares or other rights to officers, directors and employees of the Company and its Subsidiaries (including any such grant or issuance to a 401(k) plan or other retirement benefit plan);

          (4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

          (5) the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

          (6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following March 31, 2003;

          (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);


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          (8) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (9) write downs resulting from the impairment of intangible assets;

          (10) the amount of amortization or write-off of deferred financing costs and debt issuance costs of the Company and its Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness; and

          (11) any restructuring charges incurred pursuant to any Genesis Project or any similar or related project disclosed as such in the Company's audited financial statements prepared in accordance with GAAP, together with any related provision for taxes, in an aggregate amount since November 19, 2004 not to exceed $50.0 million.

     (d) The definition of "Permitted Indebtedness" is amended to read in its entirety as follows:

     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness under the Securities, this Indenture and any Subsidiary Guarantees outstanding on the Issue Date;

          (2) Indebtedness incurred pursuant to the Credit Agreement (or, in the case of clause (2)(x) below, pursuant to a Credit Facility) in an aggregate principal amount at any time outstanding not to exceed the greater of:

               (x) $1,000 million (reduced by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder); and

               (y) the sum of (A) 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries and (B) 50% of the net book value of the inventory of the Company and the Restricted Subsidiaries;

          (3) other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions are made thereon;

          (4) Interest Swap Obligations of the Company covering Indebtedness of the Company or any Guarantor and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted


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     Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with this Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

          (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the Trustee and the holders of the Securities, in each case subject to no Lien held by a Person other than the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the Trustee and the holders of the Securities; provided that if as of any date any Person other than the Company, a Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement or the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the Securities owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

          (7) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the lenders or the collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the Trustee and the holders of the Securities and is subject to no Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement or the Collateral Agent for the benefit of the Trustee and the holders of the Securities; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company is unsecured and, except in the case of Indebtedness owed to Foreign Subsidiaries, subordinated, pursuant to a written agreement to the Company's obligations under this Indenture and the Securities and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien other than a Lien in favor of the lenders or collateral agent under the Credit Agreement or the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the Securities in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided,


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     however, that such Indebtedness is extinguished within five Business Days after incurrence;

          (9) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or any such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (10) Refinancing Indebtedness;

          (11) additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $75.0 million at any one time outstanding;

          (12) additional Indebtedness of Foreign Subsidiaries of the Company under working capital facilities in an aggregate principal amount not to exceed 75.0 million Euros at any one time outstanding;

          (13) Purchase Money Indebtedness and Capitalized Lease Obligations (and any Indebtedness incurred to Refinance such Purchase Money Indebtedness or Capitalized Lease Obligations) not to exceed 5% of Consolidated Net Tangible Assets at any one time outstanding; and

          (14) Outstanding Permitted Receivables Financings not to exceed $250.0 million at any one time outstanding.

     If any Indebtedness incurred by the Company or any Restricted Subsidiary would qualify in more than one of the categories of Permitted Indebtedness as set forth in clauses (1) through (14) of this definition, the Company may designate under which category such incurrence shall be deemed to have been made.

     (d) The definition of "Refinancing Indebtedness" is amended to read in its entirety as follows:

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with Section 4.03 (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (11), (12),
(13) or (14) of the definition of Permitted Indebtedness), in each case that does not:

          (1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of completion of all components of such proposed Refinancing (provided such completion occurs within 60 days of the initial incurrence of such Indebtedness in connection with such Refinancing) (plus the amount of any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or


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          (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

     provided that (i) if such Indebtedness being Refinanced is Indebtedness of the Company and/or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Guarantor and (ii) if such Indebtedness being Refinanced is subordinate or junior in right of payment to the Securities, then such Refinancing Indebtedness shall be expressly subordinate to the Securities to the same extent and in the same manner as the Indebtedness being Refinanced.

     Section 3.2 Amendment to Section 4.03. The provision with respect to "Limitation on Incurrence of Additional Indebtedness" set forth in Section 4.03 of the Indenture is amended to read in its entirety as follows:

SECTION 4.03. Limitation on Incurrence of Additional Indebtedness.

     The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness:

          (a) the Company, any Guarantor, any Finance Subsidiary that is a Domestic Restricted Subsidiary and any Accounts Receivable Entity that is a Domestic Restricted Subsidiary may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0; and

          (b) any Restricted Subsidiary that is not a Guarantor (and is not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) may incur Indebtedness (including, without limitation, Acquired Indebtedness) if, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof,

               (i) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0; and

               (ii) if the agreements governing such Indebtedness contain an encumbrance or restriction on the ability of the applicable Restricted Subsidiary that is not a Guarantor (and is not a Finance Subsidiary or an Accounts Receivable Entity that is a Domestic Restricted Subsidiary) to pay dividends or make distributions on or in respect of its Capital Stock, the Combined Fixed Charge Coverage Ratio of the Restricted Subsidiaries that are not Guarantors would be greater than
          2.25 to 1.0.


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     Notwithstanding the foregoing, the Company will not incur any Permitted
Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness unless such Permitted Indebtedness is Refinancing Indebtedness.

     No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test of the preceding paragraph (including, without limitation, Indebtedness under the Credit Agreement) shall reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of Permitted Indebtedness (including, without limitation, Indebtedness under the Credit Agreement pursuant to clause (2) of the definition of Permitted Indebtedness).

     Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

     The Company and the Guarantors will not incur or suffer to exist any Indebtedness that is subordinated in right of payment to any other Indebtedness of the Company or the Guarantors unless such Indebtedness is at least equally subordinated in right of payment to the Securities and any Subsidiary Guarantee.

     Section 3.3 Amendment to Section 4.14. The provision with respect to "Limitation on Issuances of Capital Stock of Restricted Subsidiaries" set forth in Section 4.14 of the Indenture is amended to read in its entirety as follows:

SECTION 4.14 Limitation on Issuances of Capital Stock of Restricted
Subsidiaries.

     The Company will not permit any of the Restricted Subsidiaries (other than a Finance Subsidiary or an Accounts Receivable Entity) to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary (other than a Finance Subsidiary or an Accounts Receivable Entity).


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                                    SECTION 4

                                  MISCELLANEOUS

     Section 4.1 Full Force and Effect. Except as they have been modified by this Third Supplemental Indenture, each and every provision of the Indenture shall continue in full force and effect, and all references to the Indenture shall be deemed to mean the Indenture as amended pursuant hereto.

     Section 4.2 Responsibility for Recitals, Etc. The recitals herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

     Section 4.3 Trustee Reliance. The Trustee enters into this Third Supplemental Indenture in reliance on an opinion of counsel, as contemplated by
Section 9.06 of the Indenture, and makes no independent determination that this Third Supplemental Indenture is authorized or permitted by the Indenture.

     Section 4.4 Provisions Binding on the Company's Successors. All the covenants, stipulations, promises and agreements contained in this Third Supplemental Indenture made by the Company shall bind its successors and assigns whether so expressed or not.

     Section 4.5 New York Contract. This Third Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to principles of conflict of interest.

     Section 4.6 Execution and Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts together constitute but one and the same instrument.

                            [Signature pages follow.]


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     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental
Indenture to be duly executed as of the date first written above.

                                        TENNECO INC.


                                        By: /s/ Kenneth R. Trammell
                                            ------------------------------------
                                        Name: Kenneth R. Trammell
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        TENNECO AUTOMOTIVE OPERATING COMPANY
                                        INC., as Guarantor


                                        By: /s/ Kenneth R. Trammell
                                            ------------------------------------
                                        Name: Kenneth R. Trammell
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        THE PULLMAN COMPANY, as Guarantor


                                        By: /s/ Kenneth R. Trammell
                                            ------------------------------------
                                        Name: Kenneth R. Trammell
                                        Title: Executive Vice President and
                                               Chief Financial Officer

                                        CLEVITE INDUSTRIES INC., as Guarantor


                                        By: /s/ Kenneth R. Trammell
                                            ------------------------------------
                                        Name: Kenneth R. Trammell
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        TENNECO GLOBAL HOLDINGS INC., as
                                        Guarantor


                                        By: /s/ Kenneth R. Trammell
                                            ------------------------------------
                                        Name: Kenneth R. Trammell
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        TMC TEXAS INC., as Guarantor


                                        By: /s/ Kenneth R. Trammell
                                            ------------------------------------
                                        Name: Kenneth R. Trammell
                                        Title: Executive Vice President and
                                               Chief Financial Officer


                                        TENNECO INTERNATIONAL HOLDING CORP., as
                                        Guarantor


                                        By: /s/ Kenneth R. Trammell
                                            ------------------------------------
                                        Name: Kenneth R. Trammell
                                        Title: Executive Vice President and
                                               Chief Financial Officer

                                        U.S. BANK NATIONAL ASSOCIATION, as
                                        Trustee


                                        By: /s/ Steven A. Finklea
                                            ------------------------------------
                                        Name: Steven A. Finklea
                                        Title: Vice President